Exhibit 3.(i)

STATE OF MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF AMENDMENT

CORPORATION NAME: (List the name of the company prior to any requested name change)

DYNECO CORPORATION

This Amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

_______________________

The following amendment(s) to articles regulating the above corporation were adopted: (insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added). If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this Form: _3_).

ARTICLE III

This Article III is amended to add the creation of the Series A Preferred Stock (see attached).

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Thomas C. Edwards
(Signature of Authorized Person)

Name and telephone number of contact person:	Steven I. Weinberger (561) 362-9595

AMENDED ARTICLES OF INCORPORATION

OF

DYNECO CORPORATION

SERIES A PREFERRED STOCK

A.           Designation. There is hereby designated a series of Preferred Stock denominated as “Series A Preferred Stock,” consisting of 350,000 shares, $.01 par value per share, having the powers, preferences, rights and limitations herein set forth.

B.           Liquidation Rights. The holders of the Series A Preferred Stock shall have liquidation rights pari passu with holders of the Corporation’s Common Stock.

C.           Conversion. Each share of Series A Preferred Stock shall automatically be converted, without further action or consent of the holders of the Series A Preferred Stock, into shares of the Corporation’s Common Stock, at the rate of 1,000 shares of Common Stock for each share of Series A Preferred Stock, at such time as the Corporation’s Articles of Incorporation have been amended to authorize the issuance of a number of shares of Common Stock sufficient to permit the shares of Series A Preferred Stock to be converted pursuant to this provision to be so converted.

D.           Voting Rights. The holders of the Series A Preferred Stock (a) shall be entitled to notice of all matters submitted to a vote of holders of the Corporation’s Common Stock, in the same manner as such notice is provided to holders of the Common Stock, (b) shall vote as a group with holders of the Corporation’s Common Stock on all matters submitted to a vote of the Corporation’s shareholders and (c) shall be entitled to 1,000 votes per share of Series A Preferred Stock on any and all matters brought to a vote of the Corporation’s shareholders. Except as otherwise set forth herein, holders of Series A Preferred Stock shall have not have class voting rights on any matter.

E.           Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

•	Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock; or

•

Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F.            Redemption of Series A Preferred Stock. The holders of the Series A Preferred Stock shall have redemption rights pari passu with holders of the Corporation’s Common Stock.

G.           Dividends. The holders of the Series A Preferred Stock shall have dividend rights pari passu with holders of the Corporation’s Common Stock.

H.           Preferences. Subject to the provisions of the Series A Preferred Stock set forth herein, nothing herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

I.             Amendments. Subject to Section E above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock may be amended by a resolution of the Board of Directors.